SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                        --------------------------------


                                     FORM 8K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the
                         SECURITIES EXCHANGE ACT OF 1934
                        --------------------------------


                                 Date of Report

                                  June 6, 1997
                                  ------------
                        (Date of earliest event reported)



                           BankAtlantic Bancorp, Inc.
                           --------------------------
             (Exact name of registrant as specified in its Charter)



                                     Florida
                                     -------
                         (State or other jurisdiction of
                         incorporation or organization)

                           1750 East Sunrise Boulevard
                          Ft. Lauderdale, Florida                 33304
                          -----------------------                 -----
                  (Address of principal executive offices)      (Zip Code)



                  34-027228                              65-0507804
                  ---------                              ----------
         (Commission File Number)           (I.R.S. Employer Identification No.)
                                                      Identification No.)


                                 (954) 760-5000
                                 --------------
              (Registrant's telephone number, including area code)



                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)

                              ITEM 5. OTHER EVENTS


         On June 6, 1997, BankAtlantic Bancorp, Inc. (the "Company") announced that it had entered into an agreement to acquire a controlling interest in Oriole Homes Corp. ("Oriole") at a price of $12.00 per share for an aggregate purchase price of approximately $22.4 million. The shares to be acquired represent approximately 61 percent of Oriole's Class A Common Stock and approximately 26 percent of Oriole's Class B Common Stock.

         Closing of the acquisition is expected to occur within 60 days and is subject to a number of conditions including completion of due diligence by the Company. The acquisition will be treated as a "purchase transaction" for accounting purposes, however, it is not expected that the transaction will result in any significant goodwill.

         Oriole is one of the largest builders of residential communities for active adults in South Florida and has been involved in the home building business since 1963.

         John E.  Abdo,  Vice  Chairman  of the  Company  and  its  predecessor,
BankAtlantic, A Federal Savings Bank, since 1987, will assume operating responsibility for Oriole Homes after the acquisition. A commercial and residential builder and developer in the South Florida area for more than 25 years, Mr. Abdo is President of Fort Lauderdale, Florida-based Wellington Construction and Realty, Inc. After the acquisition, Mr. Abdo's home-building activities will be conducted through Oriole.

         Oriole, based in Delray Beach, Florida, has built and sold over 21,500 single-family homes, patio homes, townhouses, villas, duplexes, and low-and mid-rise condominiums in planned communities in Southeast Florida, as well as in Bonita Springs and the Ocala areas of Florida since its founding in 1963.

         Sales of houses and condominiums closed during 1996 totaled $100,661,096 (597 units), a 37% increase over the $73,409,093 (433 units)
recorded during 1995. For the year ended December 31, 1996, revenues totaled $111,619,295, representing an increase of 36 percent over revenues of $82,236,270 during the year ended December 31, 1995.

         Oriole reported net income of $85,289, or $.02 per share, for the year ended December 31, 1996 compared to a net loss of $11,761,564, or $2.54 per share, during 1995. At December 31, 1996, total assets were $175,546,000 and total shareholders' equity was $67,747,000.

         Oriole's revenues from home sales increased to $19.8 million (18.4 percent) during the first quarter of 1997 compared to the same period of 1996. Oriole delivered 120 homes in the first quarter of 1997 compared to 98 in the same period of 1996 and their backlog has increased from $55.3 million as of March 31, 1996 to $65.3 million as of March 31, 1997.

         Oriole incurred a net loss for the quarter ended March 31,1997 of $9.7 million or $2.10 per share compared to a net loss of $658,452 or $.14 per share during the same period in 1996. Included in the 1997 period is a noncash pretax write-down of $8.7 million representing an inventory valuation adjustment affecting the carrying cost of land inventory for approximately 1,000 unsold housing units located in five developments.

         The foregoing information with respect to Oriole was obtained from reports filed by Oriole with the Securities and Exchange Commission and while the Company has no reason to believe that such information is not accurate, the Company has not independently verified such information.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                      BankAtlantic Bancorp, Inc.




June 12, 1997                           By:               /s/Jasper R. Eanes
                                                         --------------------
                                                             Jasper R. Eanes
                                                         Chief Financial Officer